EXECUTION VERSION

Exhibit 10.2

GUARANTY

Dated as of July 18, 2014

made by

MIDWAY GOLD CORP. and

MIDWAY SERVICES COMPANY,
as Continuing Guarantors,

and

THE OTHER GUARANTORS FROM TIME TO TIME PARTY HERETO

in favor of

COMMONWEALTH BANK OF AUSTRALIA,
as Administrative Agent and Collateral Agent

NYDOCS02/1024806.8Midway - Guaranty

TABLE OF CONTENTS

Page

Article I DEFINITIONS AND ACCOUNTING TERMS	2
Section 1.01 Definitions	2
Section 1.02 Other Interpretative Provisions	3
Section 1.03 Accounting Terms	3
Section 1.04 Currency Equivalents Generally	3

Article III TAXES AND PAYMENT	8
Section 3.01 Payment by the Guarantors	8
Section 3.02 Taxes.	8

Article IV REPRESENTATIONS AND WARRANTIES OF THE GUARANTORS	10
Section 4.01 Representations and Warranties of the Guarantors	10

Article V AFFIRMATIVE COVENANTS	10
Section 5.01 Affirmative Covenants of the Guarantors	10

Article VI NEGATIVE COVENANTS	10
Section 6.01 Negative Covenants	10

Article VII REPORTING REQUIREMENTS	10
Section 7.01 Reporting Requirements	10

Article VIII MISCELLANEOUS	10
Section 8.01 Termination and Survival	10
Section 8.02 No Waiver; Remedies	10

NYDOCS02/1024806.8-1- Midway - Guaranty

Section 8.03 Expenses; Indemnity; Damage Waiver	10
Section 8.04 Right of Set‑off	10
Section 8.05 Governing Law; Jurisdiction; Etc.	10
Section 8.06 Judgment Currency	10
Section 8.07 Waiver of Jury Trial	10
Section 8.08 Severability	10
Section 8.09 Notices	10
Section 8.10 Benefits of Agreement	10
Section 8.11 Counterparts; Effectiveness	10
Section 8.12 Amendments	10
Section 8.13 Successors and Assigns	10
Section 8.14 USA PATRIOT Act Notice	10
Section 8.15 Agent Protections	10

NYDOCS02/1024806.8-2- Midway -  Guaranty

GUARANTY

THIS GUARANTY (this “Agreement”) dated as of July 18, 2014, is made by MIDWAY GOLD CORP., a corporation incorporated and existing under the laws of the Province of British Columbia, Canada (the “Sponsor”), MIDWAY SERVICES COMPANY, a corporation incorporated and existing under the laws of the State of Nevada (together with the Sponsor, the “Continuing Guarantors”), and the other Guarantors (as defined below) from time to time party hereto in favor of COMMONWEALTH BANK OF AUSTRALIA, as Administrative Agent and Collateral Agent for and on behalf of the Lenders, the Approved Hedge Counterparties and the other Secured Parties under the Credit Agreement (as defined below).

WITNESSETH:

WHEREAS, MDW Pan LLP,  a limited liability partnership formed in the state of Delaware (the “Borrower”), has undertaken to design, engineer, procure, construct, commission, finance, operate, maintain and attend to the closure of an open‑pit heap leach gold mine, including the construction or arrangement of related on‑site and off‑site infrastructure (the “Mine”), to enable the production of Refined Gold for transport and sale, located in White Pine County, Nevada, approximately 50 miles west of the town of Ely, Nevada (collectively, the “Project”).

WHEREAS, in order to finance the Project, the Borrower has entered into a Credit Agreement dated as of the date hereof  (as amended, amended and restated or otherwise modified from time to time, the “Credit Agreement”) with the Lenders and the Agents (each as defined therein).

WHEREAS, in connection with the Credit Agreement, the Borrower is entering into secured hedge agreements (as amended, amended and restated or otherwise modified from time to time, the “Secured Hedge Agreements”) with certain Approved Hedge Counterparties (as defined in the Credit Agreement).

WHEREAS, the Sponsor owns, directly or indirectly, 100% of the outstanding Equity Interests in the Borrower and each Guarantor is an Affiliate of the Borrower and will benefit from the making of Loans by the Lenders to the Borrower under the Credit Agreement and the entry into the Secured Hedge Agreements from time to time.

WHEREAS, it is a condition precedent to the making of Loans by the Lenders under the Credit Agreement and the entry into Secured Hedge Agreements with the Borrower by the Approved Hedge Counterparties from time to time that the Guarantors have executed and delivered this Agreement.

NOW, THEREFORE, as an inducement for the Lenders to make the Loans to the Borrower and the Approved Hedge Counterparties to enter into the Secured Hedge Agreements from time to time and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantors do hereby agree for the benefit of the Secured Parties as follows:

NYDOCS02/1024806.8Midway - Guaranty

Article I DEFINITIONS AND ACCOUNTING TERMS
Section 1.01 Definitions

   Terms defined in the Credit Agreement and not otherwise defined in this Agreement are used in this Agreement as defined in the Credit Agreement.  Further, unless otherwise defined in this Agreement or in the Credit Agreement, terms defined in Article 8 or 9 of the UCC and/or in the Federal Book Entry Regulations are used in this Agreement as such terms are defined in such Article 8 or 9 and/or the Federal Book Entry Regulations.  In addition, as used in this Agreement, the following terms shall have the meanings set forth below:

“Additional Guarantor” means each Person that shall be required to execute and deliver a joinder to this Agreement pursuant to Section 5.01(h) or Section 6.01(c).
“Agreement” has the meaning specified in the introductory paragraph hereto.
“Continuing Guarantors” has the meaning specified in the introductory paragraph to this Agreement.
“Credit Agreement” has the meaning specified in the recitals to this Agreement.

“Discharge Date” means the date on which (a) all outstanding Secured Obligations and Guaranteed Obligations and all other amounts payable under this Agreement have been repaid in full in cash, (b) the Availability Period has ended, (c) all Commitments have been terminated or reduced to zero and (d) no Secured Hedge Agreement is in effect and all transactions entered into under the Secured Hedge Agreements have been terminated.

“Equity Contribution” means contributions of capital, directly or indirectly, by the Sponsor or any other Guarantor to the Borrower, by way of cash equity contributions or Shareholder Subordinated Loans.

“Guaranteed Documents” has the meaning specified in Section 2.01.
“Guaranteed Obligations” has the meaning specified in Section 2.01.
“Guarantor Project Related Property” has the meaning specified in Section 6.01(a)(i).
“Guarantor Subordinated Obligations” has the meaning specified in Section 2.06.

“Guarantors” means, until the later to occur of the Economic Completion Date and the Goshute Challenge Resolution Date, the Continuing Guarantors, the Initial Guarantors and each Additional Guarantor, and on and after the later to occur of the Economic Completion Date and the Goshute Challenge Resolution Date, the Continuing Guarantors only.

“Indemnitee” has the meaning specified in Section 8.03(b).

NYDOCS02/1024806.8-2- Midway - Guaranty

“Independent Auditor” means KPMG LLP or, if such entity is replaced by any Guarantor, an independent certified public accountant of recognized international standing having no affiliation with such Guarantor or any of such Guarantor’s Affiliates and acceptable to the Majority Lenders.

“Initial Guarantors” means each of the entities listed on the signature pages hereof as an Initial Guarantor.
“Judgment Currency Conversion Date” has the meaning specified in Section 8.06(a).
“Judgment Currency” has the meaning specified in Section 8.06(a).
“Mine” has the meaning specified in the recitals to this Agreement.
“Obligation Currency” has the meaning specified in Section 8.06(a).
“Post Petition Interest” has the meaning specified in Section 2.06(b).
“Project” has the meaning specified in the recitals to this Agreement.

“Shareholder Subordinated Loans” means one or more unsecured subordinated loans made to the Borrower by any Guarantor, which satisfy the requirements of “Permitted Affiliate Debt” for the purposes of the Credit Agreement.

“Sponsor” has the meaning specified in the introductory paragraph to this Agreement.
Section 1.02 Other Interpretative Provisions

 The rules of interpretation set forth in clauses (a) to (l) of Section 1.02 of the Credit Agreement shall be incorporated into this Agreement,  mutatis mutandis, as if set forth in full in this Section 1.02.

Section 1.03 Accounting Terms

 The provisions set forth in clauses (a) and (b) of Section 1.03 of the Credit Agreement shall be incorporated into this Agreement, mutatis mutandis, as if set forth in full in this Section 1.03.

Section 1.04 Currency Equivalents Generally

 The provisions set forth in Section 1.04 of the Credit Agreement shall be incorporated into this Agreement, mutatis mutandis, as if set forth in full in this Section 1.04.

Article II GUARANTY
Section 2.01 Guaranteed Obligations

   Subject to Section 8.01,  each Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual performance and payment when due, whether at scheduled maturity or on any date of a required prepayment or delivery or by acceleration, demand or otherwise, of all obligations of the

NYDOCS02/1024806.8-3- Midway - Guaranty

Borrower now or hereafter existing under or in respect of the Credit Agreement, the Secured Hedge Agreements and the other Loan Documents (the “Guaranteed Documents”) (including any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Secured Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including fees and expenses of counsel in accordance with Section 8.03) incurred by the Administrative Agent or any other Secured Party in enforcing any rights under this Agreement or any other Guaranteed Document in accordance with Section 8.03.  Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to any Secured Party under or in respect of the Guaranteed Documents but for the fact that they are unenforceable or not allowable due to the existence of any Insolvency Proceeding involving the Borrower.

Section 2.02 Guaranty Absolute

   Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Guaranteed Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto.  The obligations of each Guarantor under or in respect of this Agreement are independent of the Guaranteed Obligations or any other obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against such Guarantor to enforce this Agreement, irrespective of whether any action is brought against any other Loan Party or whether any other Loan Party is joined in any such action or actions.  The liability of each Guarantor under this Agreement shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Guaranteed Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any other Loan Party under or in respect of the Guaranteed Documents, or any other amendment or waiver of or any consent to departure from any Guaranteed Document, including any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or otherwise;

(c) any taking, exchange, release or non‑perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other

NYDOCS02/1024806.8-4- Midway - Guaranty

collateral for all or any of the Guaranteed Obligations or any other obligations of any Loan Party under the Guaranteed Documents or any other assets of any Loan Party or any of its Subsidiaries;
(e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f) any failure of any Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party  now or hereafter known to such Secured Party (such Guarantor waiving any duty on the part of the Secured Parties to disclose such information);

(g) the failure of any other Person to execute or deliver this Agreement or any other guaranty or agreement or the release or reduction of liability of such Guarantor or other guarantor or surety with respect to the Guaranteed Obligations;

(h) the existence of any claim, set‑off or other rights that such Guarantor may have at any time against any Loan Party, Secured Party or any other Person, whether in connection herewith or any unrelated transactions;

(i) any law, regulation, decree or order of any jurisdiction, or any event, affecting any term of any of the Guaranteed Obligations or any Secured Party’s rights with respect thereto; or

(j) any other circumstance (including any statute of limitations) or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety with respect to the Guaranteed Obligations.

Section 2.03 Continuing Guaranty

(k) Subject to Section 8.01, the obligations of each Guarantor under Section 2.01 constitute an irrevocable, absolute, continuing guaranty of payment and performance and not a guaranty of collection.  It is the intent of the Guarantors and the Secured Parties that, subject to Section 8.01 of this Agreement, the obligations and liabilities of the Guarantors under this Article II are absolute and unconditional under any and all circumstances and that until the Guaranteed Obligations are fully and finally satisfied or there is no continuing liability or obligations of the Borrower under the Guaranteed Documents, such obligations and liabilities of the Guarantors shall not be discharged or released in whole or in part, by any act or occurrence which might, but for the provisions of this Agreement, be deemed a legal or equitable discharge or release of any Guarantor.

NYDOCS02/1024806.8-5- Midway - Guaranty

(l) This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time payment or any part thereof of the Guaranteed Obligations is rescinded, held to constitute a preference under applicable Debtor Relief Laws or must otherwise be restored, refunded or returned by any Secured Party upon any Insolvency Proceeding with respect to any Loan Party, all as though such payments had not been made.

Section 2.04 Waivers and Acknowledgments

(m) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Agreement and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

(n) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Agreement and acknowledges that this Agreement is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(o) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set‑off or counterclaim against or in respect of the Guaranteed Obligations.

(p) Each Guarantor acknowledges that the Collateral Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Agreement, foreclose under any mortgage by non‑judicial sale, and each Guarantor hereby waives any defense to the recovery by the Collateral Agent and the other Secured Parties against such Guarantor of any deficiency after such non‑judicial sale and any defense or benefits that may be afforded by Applicable Law.

(q) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Secured Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of their respective Subsidiaries now or hereafter known by such Secured Party.

NYDOCS02/1024806.8-6- Midway - Guaranty

(r) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Guaranteed Documents and that the waivers set forth in Section 2.02 and this Section 2.04 are knowingly made in contemplation of such benefits.

(s) Each Guarantor hereby consents to the assignment and pledge by the Borrower to the Collateral Agent for the benefit of the Secured Parties of each Material Project Agreement to which such Guarantor is a party.

Section 2.05 Subrogation

   Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any other Loan Party that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under or in respect of this Agreement or any other Guaranteed Document, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrower or any other Loan Party or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from the Borrower or any other Loan Party, directly or indirectly, in cash or other property or by set‑off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Discharge Date occurs.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the Discharge Date, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Collateral Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Agreement, whether matured or unmatured, in accordance with the terms of the Guaranteed Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Agreement thereafter arising.  If any Guarantor shall make payment to any Secured Party of all or any part of the Guaranteed Obligations and the Discharge Date occurs, the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Agreement.

Section 2.06 Subordination

  Each Guarantor hereby subordinates any and all debts, liabilities and other obligations owed to such Guarantor by each other Loan Party (the “Guarantor Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 2.06:

(t) Prohibited Payments, Etc.  Except during the Continuance of an Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party), each Guarantor may receive regularly scheduled payments from any other Loan Party on account of the Guarantor Subordinated

NYDOCS02/1024806.8-7- Midway - Guaranty

Obligations.  After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party), however, unless the Secured Parties (acting through the Administrative Agent) otherwise agree in writing, no Guarantor shall demand, accept or take any action to collect any payment on account of the Guarantor Subordinated Obligations other than as permitted pursuant to the definition of “Restricted Payment” and Articles XI and XIV of the Credit Agreement.

(u)  Prior Payment of Guaranteed Obligations.  In any proceeding under any Debtor Relief Law relating to any other Loan Party,  each Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Debtor Relief Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Guarantor receives payment of any Guarantor Subordinated Obligations.

(v) Turn‑Over.  After the occurrence and during the Continuance of any Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party), each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Guarantor Subordinated Obligations as trustee for the Secured Parties and deliver such payments to the Collateral Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Agreement.

Article III TAXES AND PAYMENT
Section 3.01 Payment by the Guarantors

   If the Guaranteed Obligations, or any part thereof, are not punctually paid or performed, as the case may be, each Guarantor shall, immediately on written demand and without protest or notice of protest, pay the amount due without condition or deduction for any counterclaim, defense, recoupment or setoff, in Dollars and in immediately available funds to the Collateral Agent for the benefit of the Secured Parties.  Such demand may be made at any time coincident with or after the time for payment or performance of all or part of the Guaranteed Obligations and no Secured Party should be required to perform any action in connection with the Project before making such demand or requiring such payment.  Such demand shall be deemed made and given in accordance with Section 8.09.

Section 3.01 Section 3.02 Taxes.

NYDOCS02/1024806.8-8- Midway - Guaranty

(a) Payments Free of Taxes.

(i) Any and all payments by or on account of any obligation of any Guarantor hereunder or under any other Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.  If any Applicable Law (as determined in the good faith discretion of the Administrative Agent) requires the deduction or withholding of any Tax from any such payment by the Administrative Agent, any Approved Hedge Counterparty or any Guarantor, then the Administrative Agent,  such Approved Hedge Counterparty or such Guarantor, as applicable, shall be entitled to make such deduction or withholding upon the basis of the information and documentation to be delivered to the Administrative Agent pursuant to Section 3.01(e) of the Credit Agreement or pursuant to the relevant Secured Hedge Agreements, as the case may be.

(ii) If any Guarantor, any Approved Hedge Counterparty or the Administrative Agent withholds or deducts any Taxes from any payment, then (A) such Guarantor, such Approved Hedge Counterparty or the Administrative Agent, as applicable, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with Applicable Law, and (B) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by such Guarantor shall be increased as necessary so that after any required withholding and the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.02) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Guarantors.  Without limiting the provisions of subsection (a) above,  each Guarantor shall timely pay to the relevant Governmental Authority in accordance with Applicable Law or,  at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.  Each Guarantor shall, and does hereby, indemnify each Recipient for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.02) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, and shall make payment in respect thereof within ten (10) days after demand therefor, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the applicable Guarantor by a Secured Party (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Secured Party, shall be conclusive absent manifest error.

(d) Evidence of Payments. Upon request by any Guarantor or the Administrative Agent, as the case may be, after any payment of Taxes NYDOCS02/1024806.8-9- Midway - Guaranty by such Guarantor or by the Administrative Agent to a Governmental Authority as provided in this Section 3.02, such Guarantor shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Guarantor, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Applicable Law to report such payment or other evidence of such payment reasonably satisfactory to such Guarantor or the Administrative Agent, as the case may be.

Article IV REPRESENTATIONS AND WARRANTIES OF THE GUARANTORS
Section 4.01 Representations and Warranties of the Guarantors

   Each Guarantor represents and warrants to each Secured Party that:

(a) Organization and Authority.  Such Guarantor (i) is duly formed and validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) has all requisite power and authority and all requisite government licenses, authorizations, consents and approvals to (A) own or lease its assets and carry on its business, and (B)  execute, deliver and perform its obligations under each Transaction Document to which it is a party and (iii) is duly qualified and is licensed and in good standing under the laws of each other jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license.

(b) Authorization; No Contravention.    The execution, delivery and performance by such Guarantor of each Transaction Document to which it is or is to be a party are within such Guarantor’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (i) contravene the terms of such Guarantor’s Constituent Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (A) any Contractual Obligation to which such Guarantor is a party or affecting such Guarantor or the properties of such Guarantor or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Guarantor or its property is subject; or (iii) violate any Applicable Law.  Such Guarantor is not in default under or with respect to any Contractual Obligation that has or could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Binding Agreement.  This Agreement has been, and each other Transaction Document to which such Guarantor is or will become a party, when delivered hereunder, will have been, duly executed and delivered by such Guarantor.  This Agreement constitutes, and each other Transaction Document to which such Guarantor is a party when delivered will constitute,

NYDOCS02/1024806.8-10- Midway - Guaranty

the legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, except as limited by general principles of equity and bankruptcy, insolvency and similar laws.

(d) Consents and Approvals.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, such Guarantor of this Agreement or any other Transaction Document to which such Guarantor is a party, other than as have been obtained.

(e) Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of such Guarantor, threatened in writing in equity, in arbitration or before any Governmental Authority by or against such Guarantor or against any of its  properties, assets or revenues that (i) purport to affect or pertain to this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby, or (ii) could reasonably be expected to have a Material Adverse Effect.

(f) No Immunity.   Neither such Guarantor nor any of its properties has any immunity from jurisdiction of any court otherwise having valid subject matter and personal jurisdiction or from set‑off or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise).

(g) Financial Statements.  The Historical Financial Statements of the Sponsor delivered to the Administrative Agent pursuant to Section 4.01(a)(xxvii) of the Credit Agreement (i) were prepared in accordance with GAAP, consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the consolidated financial condition of the Sponsor as of the date thereof and its consolidated results of operations for the period covered thereby, subject in the case of any such unaudited financial statements and related statements of income or operations, shareholders’ equity and cash flows, to the absence of footnotes and to normal year‑end adjustments; and (iii) show all material Indebtedness and other liabilities, direct or contingent, of the Sponsor and its Subsidiaries as of the date thereof, including liabilities for Taxes, material commitments and Indebtedness.

(h) No Material Adverse Effect.  Since March 31, 2014,  no event has occurred and no circumstance exists, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(i) Ownership of the Series A Preferred Shares. As of the date hereof, (i) there are 37,837,838 issued and outstanding Series A Preferred NYDOCS02/1024806.8-11- Midway - Guaranty

Shares and (ii) there are no Series A Preferred Shareholders other than INV-MID, LLC, EREF-MID II, LLC and HCP-MID, LLC.
(j) Payment of Taxes.

(i) Such Guarantor has filed or caused to be filed all Tax returns and reports required to be filed and has paid all Taxes, assessments, fees and other governmental charges levied or imposed upon such Guarantor or its properties, income or assets otherwise due and payable, except those which are being Contested.

(ii) There is no proposed Tax assessment against such Guarantor, including any Tax liability in respect of withholding Taxes, which would, if made, have a Material Adverse Effect.
(iii) Such Guarantor is not party to any Tax sharing agreement.

(k) Ranking.  The Secured Obligations of such Guarantor under this Agreement are direct, unconditional, and unsubordinated senior obligations of such Guarantor, and such obligations rank, in right of payment, upon the bankruptcy or insolvency of such Guarantor,  senior in right of payment and collateral security to all other obligations or Indebtedness of such Guarantor, other than those obligations or Indebtedness secured by a Permitted Lien and to the extent permitted by Section 6.01(a)(ii) following the later to occur of Economic Completion and the Goshute Challenge Resolution Date.

(l) Investment Company. Such Guarantor is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act.
(m) Patriot Act, OFAC and Other Governmental Regulations.

(i) Neither such Guarantor nor, to the knowledge of such Guarantor, any of its Affiliates or respective officers, directors, brokers or agents of such Guarantor or its Affiliates (A) has violated any Anti‑Terrorism Laws or (B) has engaged in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co‑operation and Development’s Financial Action Task Force on Money Laundering.

(ii) Neither such Guarantor nor, to the knowledge of such Guarantor, any of its Affiliates or respective officers, directors, brokers or agents of such Guarantor or its Affiliates that is acting or benefiting in any capacity in connection with the Loans is a Prohibited Person.

(iii) Neither such Guarantor, nor to the knowledge of such Guarantor, any of its Affiliates or respective officers, directors, brokers or agents of such Guarantor

NYDOCS02/1024806.8-12- Midway - Guaranty

or its Affiliates, acting or benefiting in any capacity in connection with the Loans (A) conducts any business or engages in making or receiving any contribution of goods, services or money to or for the benefit of any Prohibited Person, (B) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti‑Terrorism Law or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti‑Terrorism Law.

(n) Solvency; Insolvency Proceedings.
(i) Such Guarantor is Solvent.
(ii) Such Guarantor is not subject of any pending or, to the best knowledge of such Guarantor, threatened Insolvency Proceedings.

(o) Compliance.  Such Guarantor is in compliance in all material respects with the requirements of all Applicable Laws, permits and other approvals by Governmental Authorities held by it and all orders, writs, injunctions and decrees applicable to it or to its properties.

(p) Additional Representations and Warranties.

(i) Such Guarantor has received, or will receive, direct or indirect benefit from the making of this Agreement or the other Loan Documents to which it is a party and the making of the Loans to the Borrower by the Lenders;

(ii) Such Guarantor is familiar with, and has independently reviewed the books and records regarding the financial condition of the Borrower and is familiar with the value of any and all Collateral intended to be created as security for the payment of the Secured Obligations and Guaranteed Obligations.  Furthermore, such Guarantor is not relying on such financial condition or the Collateral as an inducement to enter into this Agreement or the other Loan Documents to which it is a party; and

(iii) There are no outstanding or unpaid judgments against such Guarantor which is reasonably likely to result in any Material Adverse Effect.
Article V AFFIRMATIVE COVENANTS
Section 5.01 Affirmative Covenants of the Guarantors

   Subject to Section 8.01,  prior to the Discharge Date,  each Guarantor shall (with respect to Sections 5.01(f)(ii),  5.01(i) and 5.01(j), solely until the later to occur of Economic Completion Date and the Goshute Challenge Resolution Date):

(a) Compliance with Laws.  Comply in all material respects with all Applicable Laws (including compliance with Anti‑Terrorism Laws) and all orders, writs, injunctions and decrees applicable to it or to its

NYDOCS02/1024806.8-13- Midway - Guaranty

business or property, except in such instances in which such requirement of Applicable Law or order, writ, injunction or decree is subject to Contest.
(b) Maintenance of Existence. Preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the jurisdiction of its organization.

(c) Accounting and Cost Control Systems.  Maintain adequate accounting, management information and cost accounting systems and shall employ independent auditors of recognized international standing to audit annually the financial statements of the Sponsor on a consolidated basis within 90 days of the end of each Fiscal Year.

(d) Books and Records.  (i) Maintain proper books of record and account in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving its assets and business and (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over it.

(e) Payment of Obligations.  Pay and discharge as the same shall become due and payable all of its obligations and liabilities, including (i) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being Contested, (ii) all lawful claims that, if unpaid, would by law become a Lien upon its properties and (iii) all Indebtedness as and when due and payable, except where such failure could not reasonably be expected to have a Material Adverse Effect.

(f) Maintenance of Properties and Insurance.  (i) Maintain and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, and (ii) at all times carry or cause to be carried insurance in accordance with Prudent Industry Practices.

(g) Ranking.  Undertake that its obligations under this Agreement shall at all times rank in right of payment and collateral security senior to all of its other obligations or Indebtedness, other than those obligations or Indebtedness secured by a Permitted Lien.

(h) Additional Guarantors.  With respect to the Sponsor only, if any Subsidiary of the Sponsor is formed or otherwise acquired after the date hereof and prior to the later to occur of the Economic Completion Date and the Goshute Challenge Resolution Date, within fifteen (15) Business Days thereafter (which period may be extended by the Administrative Agent in its sole discretion) the Sponsor shall notify the Administrative Agent thereof and cause such Subsidiary to (A) duly execute and deliver a Joinder Agreement in the form of Exhibit A (or otherwise in form and substance

NYDOCS02/1024806.8-14- Midway - Guaranty

reasonably satisfactory to the Administrative Agent) in order to become a Guarantor, (B) duly execute and deliver supplements to the Security Agreement, the applicable Pledge Agreements and any other Collateral Document reasonably requested by the Administrative Agent, in each case in the form specified in such Collateral Document (or otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) and (C) obtain all consents and approvals required to be obtained by it in connection with the execution and delivery of all Collateral Documents to which it is (or is to become) a party, the performance of its obligations thereunder and the granting by it of Liens thereunder;  provided that the Sponsor shall have no obligations under this Section 5.01(h) on and after the later to occur of the Economic Completion Date and the Goshute Challenge Resolution Date (except with respect to any Subsidiary of ServiceCo).

(i) Proceeds of Dispositions.  Deposit the proceeds of any Disposition by such Guarantor (including without limitation any Disposition of assets, rights or other interests relating to the Golden Eagle Project, the Pinyon Project, the Spring Valley Project or the Tonopah Project) into either (i) a Depositary Account in accordance with Article XIV of the Credit Agreement or (ii) another secured account acceptable to, and subject to a control agreement in form and substance acceptable to, the Administrative Agent and the Collateral Agent.

(j) Monte Mineral Lease.  Use commercially reasonable efforts to cause the lessor under that certain Monte Mineral Lease, dated March 20, 2006, between MDW Gold Rock LLP and Nevada Royalty Corp. (as amended, amended and restated or otherwise modified from time to time, the “Monte Lease”) to consent to the collateral assignment of the Monte Lease to the Collateral Agent, such that the interests of the Loan Parties in the Monte Lease do not constitute Excluded Assets (as defined in the Security Agreement); provided that the Loan Parties shall not be required to make any payment (other than the reimbursement of any third party’s costs and expenses in connection with providing such consent) or undertake additional obligations to obtain such consent.

Article VI NEGATIVE COVENANTS
Section 6.01 Negative Covenants

  Subject to Section 8.01, so long as (x) any Lender shall have any Commitment or (y) any Loan or other Secured Obligation under the Credit Agreement or under any other Loan Document or any Guaranteed Obligation shall be outstanding, each Guarantor shall not (with respect to Section 6.01(a)(ii),  (b),  (d),  (h),  (i),  (j),  (m)(ii),  (o) and (q),  solely until the later to occur of Economic Completion and the Goshute Challenge Resolution Date and, with respect to Section 6.01(r)(i), solely until Economic Completion), directly or indirectly:

NYDOCS02/1024806.8-15- Midway - Guaranty

(a) Limitation on Liens.

(i) (A)  Create, incur, assume or suffer to exist any Lien upon any of its properties, assets or revenues, whether now owned or hereafter acquired that are used or useful in connection with the Project including all Pledged Collateral (collectively, “Guarantor Project Related Property”),  (B) sign or file or suffer to exist, under the Applicable Laws of any jurisdiction (including the Uniform Commercial Code of any jurisdiction), a financing statement that names such Guarantor as debtor or sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement, in each case, in respect of Guarantor Project Related Property, or (C) assign any accounts or other right to receive income, other than, in each case, Permitted Liens.

(ii) Create, incur, assume or suffer to exist any Lien, other than Permitted Liens, upon any of its properties, assets or revenues that are not Guarantor Project Related Property without also at the same time securing the Guaranteed Obligations such that the Guaranteed Obligations shall be secured on a senior basis with such Indebtedness by the same instrument or by another instrument in form and substance satisfactory to the Collateral Agent.

(b) Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness other than:
(i) Indebtedness under this Agreement or otherwise under the Loan Documents;
(ii) unsecured Indebtedness of the Guarantors in an aggregate principal amount not to exceed U.S.$2,500,000 at any time outstanding;
(iii) Indebtedness, all the proceeds of which are applied to the payment of Approved Project Costs and costs and expenses associated with the incurrence of such Indebtedness;

(iv) Indebtedness arising under (A) the Closing Surety Bonding Contracts and (B) the U.S.$2,500,000 bond provided by or on behalf of the Borrower pursuant to Section 5.10 of the Contract Mining Agreement;

(v) (A) surety and similar bonds (other than in connection with the Closing Surety Bonding Contracts) and other obligations of like nature to secure bids, contracts (other than contracts for the payment of money), leases, statutory obligations and similar obligations arising in the ordinary course of business and (B)  purchase money obligations (including Capitalized Leases and loans with respect to trucks and other vehicles) of such Guarantor,  not exceeding U.S.$1,000,000 in aggregate at any one time outstanding for such Guarantor;

(vi) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five (5) Business Days;

NYDOCS02/1024806.8-16- Midway - Guaranty

(vii) Indebtedness with respect to insurance premium financing for any insurance required to be maintained pursuant to the Loan Documents; provided that the term of any such financing shall not extend beyond the term of the policy to which the premium relates; and

(viii) Indebtedness arising from netting services, overdraft protection, cash management obligations and otherwise in connection with deposit and securities accounts in the ordinary course of business.

(c) Transfer of Interests in the Borrower.  Dispose of or otherwise transfer any Equity Interests in the Borrower other than to Affiliates wholly‑owned by the Sponsor (directly or indirectly) without the consent of the Lenders.

(d) Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into any Person or otherwise Dispose of (whether in one transaction or a series of transactions) all or substantially all of its properties or assets (whether now or hereafter acquired) to or in favor of any Person, except as permitted pursuant to Section 6.01(m).

(e) Partnerships, Etc.  Become a general or limited partner in any general or limited partnership, other than in the Borrower, or party to any joint venture;  provided that such Guarantor may enter into a joint venture solely in connection with the Golden Eagle Project, the Pinyon Project, the Spring Valley Project or the Tonopah Project.

(f) Change in Nature of Business. Change its principal activities or the general nature of its business or cease its business.
(g) Place of Business. Change its principal place of business, except within the United States upon thirty (30) days’ prior written notice to the Administrative Agent.
(h) Investments. Make any Investments except for:
(i) Investments in, directly or indirectly, the Borrower in connection with the Project;
(ii) Cash Equivalents; and

(iii) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss.

(i) Capital Expenditures. Make any Capital Expenditures other than Capital Expenditures related to the Project and as set forth in the NYDOCS02/1024806.8-17- Midway - Guaranty

Closing Corporate Budget or the Updated Corporate Budget, as applicable, except with the prior written consent of the Majority Lenders, not to be unreasonably withheld.

(j) Restricted Payments.  Make any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of such Guarantor or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any capital stock or other Equity Interest, or on account of any return of capital to such Guarantor’s stockholders, partners or members (or the equivalent Persons thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment; provided that the Sponsor shall be permitted to (i) pay preferential dividends to Series A Preferred Shareholders  (subject to Section 6.01(r)(i) and the other terms and conditions of the Loan Documents) and (ii) otherwise make and pay dividends to its shareholders with the prior written consent of the Majority Lenders.

(k) Affiliate Contracts.  Enter into any transaction or series of transactions with or for the benefit of one of its Affiliates, except for (i) transactions in the ordinary course of business on fair and reasonable terms no less favorable to it than would be included in an arm’s‑length transaction with a non‑Affiliate,  (ii) Equity Contributions to the Borrower permitted or required pursuant to the terms of this Agreement or any other Loan Document,  (iii) Restricted Payments permitted pursuant to Section 6.01(j), (iv) the existing Side Letter (Preferred Super Majority), dated November 21, 2012, among the Sponsor, INV-MID, LLC, EREF-MID II, LLC and HCP-MID, LLC and (v) transactions consisting of the issuance of Equity Interests to the Series A Preferred Shareholders (but not any other arrangements) in exchange for any consent, waiver or other modification being agreed to by the Series A Preferred Shareholders (provided that the underlying action being consented to, item being waived or modification being made is otherwise permitted by this Guaranty and the other Loan Documents).

(l) Accounting Changes, Stock Exchange, Etc.   Make any change in (i) accounting policies or reporting practices, except as required by GAAP, (ii) its Fiscal Year, (iii) its Independent Auditor or (iv) the Sponsor’s listing status on the NYSE MKT stock exchange or any successor stock exchange, in each case without the prior written consent of the Majority Lenders.

(m) Dispositions.  (i) Make any Disposition or enter into any agreement to make any Disposition of Guarantor Project Related Property or (ii) make any Disposition of assets or properties that are not Guarantor Project Related Property other than for cash or credit towards the purchase price of similar replacement property and for fair market value, in each case

NYDOCS02/1024806.8-18- Midway - Guaranty

except:

(A) Dispositions in the ordinary course of business of gold concentrates and other gold products and all other metals, metal concentrates and other products produced at mines (other than the Mine) fully or partially owned by any Guarantor;

(B) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(C) Dispositions of equipment or real property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds of such Disposition are applied to the purchase price of such replacement property within forty‑five (45) days after receipt of such proceeds; and

(D) Dispositions of immaterial assets on an arm’s length basis for cash in the ordinary course of business; provided that (a) the fair market value of such Dispositions shall not exceed U.S.$1,000,000 in the aggregate in any Fiscal Year for such Guarantor and (b) no such Disposition could reasonably be expected to adversely affect the construction, operation or maintenance of the Project; and

(E) Dispositions of the assets of the Golden Eagle Project, the Pinyon Project, the Spring Valley Project or the Tonopah Project (including as part of a joint venture arrangement permitted pursuant to Section 6.01(e)).

(n) Amendments of Constituent Documents.  Amend or otherwise modify any of its Constituent Documents to the extent any such amendment or modification could reasonably be expected to adversely affect any of the Secured Parties or change its jurisdiction of incorporation (except to a jurisdiction in the United States upon thirty (30) days’ prior written notice to the Administrative Agent).

(o) Prepayments, Etc., of Indebtedness.  Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness, other than pursuant to the terms of the Loan Documents.

(p) Equity Interests.
(i) Issue or sell any additional Equity Interests in the Borrower other than to the Equity Pledgors;

(ii) Issue or authorize to be issued any certificates representing any of its Equity Interests other than to the Equity Pledgors; provided that the Sponsor shall have the right to issue (A) common equity, (B) additional Series A Preferred Shares to any then-existing Series A Preferred Shareholders and (C) other preferred shares with the prior written approval of the Administrative Agent, in each case, subject to the terms and conditions of the Loan Documents; or

NYDOCS02/1024806.8-19- Midway - Guaranty

(iii) Permit any Person other than the Equity Pledgors to become, after the date hereof, a holder of any Equity Interests in the Borrower;

provided that any such additional Equity Interests holder shall within five (5) Business Days of becoming an Equity Interest holder enter into a pledge agreement substantially in the form of the Pledge Agreement to which the Guarantor transferring such Equity Interests is party or otherwise on terms acceptable to the Lenders.

(q) Amendments to Corporate Budgets.  Amend or otherwise modify in any material respect the Closing Corporate Budget or the Updated Corporate Budget or incur material expenditures other than in accordance with the Closing Corporate Budget and the Updated Corporate Budget, as applicable, except with the prior written consent of the Majority Lenders, not to be unreasonably withheld.

(r) Series A Preferred Shares.
(i) Pay any preferential dividends to Series A Preferred Shareholders other than in common shares.
(ii) Elect to redeem all or any portion of the Series A Preferred Shares.
Article VII REPORTING REQUIREMENTS
Section 7.01 Reporting Requirements

 Subject to Section 8.01,  prior to the Discharge Date,  the Sponsor and, with respect to Section 7.01(b)(ii), (b)(vi),  (b)(viii) and (c), each other Guarantor, shall (or shall cause the Borrower or any other Loan Party acting on its behalf to):

(a) Financial Statements.

(i) Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Majority Lenders, as soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each Fiscal Year, a consolidated balance sheet for the Sponsor as at the close of such fiscal quarter period, and the related consolidated statements of income or operations, for such fiscal quarter and for the portion of the fiscal year then ended, and the related consolidated statement of changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail and certified by the chief executive officer, chief financial officer, treasurer or controller of the Sponsor as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Sponsor in accordance with GAAP, subject only to normal year‑end audit adjustments and the absence of footnotes; and

NYDOCS02/1024806.8-20- Midway - Guaranty

(ii) Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Majority Lenders,  as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year, a consolidated balance sheet of the Sponsor as at the end of such Fiscal Year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report of its Independent Auditor, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, together with an Officer’s Certificate of the Sponsor to the effect that such statements are fairly stated in all material respects.

(b) Certificates; Other Information. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent:

(i) concurrently with the delivery of the financial statements referred to in Section 7.01(a)(ii), a certificate from its Independent Auditor certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Prospective Event of Default or Event of Default, or if any such Prospective Event of Default or Event of Default shall exist, stating the nature and status of such event;

(ii) promptly after any request by the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors or other similar corporate supervisory body (or the audit committee of the board of directors or other similar corporate supervisory body) of such Guarantor by its Independent Auditor in connection with the accounts or books of such Guarantor, or any audit of such Guarantor;

(iii) within thirty (30) days after the end of each Fiscal Year,  the Guarantors’ annual operating plans, operating and Capital Expenditure budgets and financial forecasts, including cash flow projections covering proposed fundings, repayments, additional advances, investments and other cash receipts and disbursements, each for the then‑current Fiscal Year presented on a monthly basis and for the next Fiscal Year on an annual basis, all of which shall be in a format reasonably consistent with projections, budgets and forecasts theretofore provided to the Secured Parties, and promptly following the preparation thereof, updates to any of the foregoing from time to time prepared by management of the Sponsor or any other Guarantor;

(iv) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the direct or indirect equity holders of the Sponsor or any other Guarantor, and copies of all annual, regular, periodic and special reports and registration statements which the Sponsor may

NYDOCS02/1024806.8-21- Midway - Guaranty

file or be required to file with any Governmental Authority, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(v) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of the Sponsor pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Administrative Agent pursuant to any other clause of this Section 7.01(b);

(vi) promptly and in any event within five (5) Business Days after receipt thereof by, copies of each material notice or other material correspondence received from any Governmental Authority or any Material Project Party regarding such Guarantor or the Project;

(vii) promptly after any change in the corporate structure of the Loan Parties, an updated diagram of the corporate structure of the Loan Parties; and

(viii) promptly, such additional information regarding the business, financial, legal or corporate affairs of such Guarantor or compliance with the terms of the Loan Documents, as the Administrative Agent or any Secured Party may from time to time reasonably request.

(c) Notices.  Promptly upon the latest of occurrence, knowledge and (if applicable) receipt, notify the Administrative Agent of (in each case describing the nature thereof and the action(s) proposed to be taken by the applicable Loan Parties with respect thereto):

(i) the occurrence of any Prospective Event of Default or Event of Default;
(ii) any material default (including any payment default) under, any dispute under, or any amendment or termination of, any Material Project Agreement;

(iii) any action, suit, investigation, litigation or proceeding that is instituted or, to its best knowledge, threatened against such Guarantor (including (x) pursuant to any applicable Environmental Laws and (y) any material development, correspondence, filing or decision in connection with the Goshute Challenge (attaching copies of any applicable correspondence, filings or decisions to the respective notice)) or any Material Project Party or in respect to the Project that (A) could be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, (B) purports to affect the Project or the ability of such Guarantor or any Material Project Party to perform its respective obligations under any of the Transaction Documents, or (C) purports to affect the legality, validity or enforceability of any Transaction Document or the consummation of the transactions contemplated hereby or thereby;

(iv) any representation, warranty, certification or statement of fact made or deemed made by or on behalf of such Guarantor or any other Loan Party herein or in any other Transaction Document, or in any document delivered in connection

NYDOCS02/1024806.8-22- Midway - Guaranty

herewith or therewith, being incorrect or misleading when made or deemed to be made in any respect;
(v) the occurrence of any Casualty Event;
(vi) the receipt of any Insurance Proceeds;
(vii) the occurrence of any Expropriatory Event;
(viii) any material change in accounting policies or financial reporting practices of such Guarantor or any other Loan Party;

(ix) the occurrence of any event which could reasonably be likely to delay (A) the Mechanical Completion Date from occurring on or prior to the Anticipated Mechanical Completion Date or the Mechanical Completion Longstop Date or (B) the Economic Completion Date from occurring on or prior to the Anticipated Economic Completion Date or the Economic Completion Longstop Date;

(x) of any other matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (A) breach or non‑performance of, or any default under, a Contractual Obligation of any Loan Party, and (B) any dispute, litigation, investigation, proceeding or suspension between any Loan Party and any Governmental Authority (including with respect to any Taxes imposed by any such Government Authority);

(xi) the occurrence of any event of Force Majeure;
(xii) the occurrence of any unscheduled stoppage or disruption to construction, operation or maintenance of the Project occurring for a period exceeding three (3) days;
(xiii) the occurrence of any Change of Control or change in the corporate structure of any Loan Party;
(xiv) any change in the Responsible Officers or other senior management of the Borrower or the Sponsor;

(xv) any material notification or other communication in respect of any claim, application, proceeding or other action challenging, amending or otherwise potentially adversely affecting the validity, duration, quantity, exercise, use or any other term or condition of any Mining Concession or Project Approval;

(xvi) any material non‑compliance with the Environmental Management Plan, any Equator Principles Action Plan, any Environmental Law, any Environmental Permit or any condition of any Environmental Permit; and

(xvii) any other development, event or circumstance in the construction or operation of the Project which could reasonably be expected to materially and NYDOCS02/1024806.8-23- Midway - Guaranty adversely affect (A) the security interests granted or purported to be granted by or pursuant to the Collateral Documents, taken as a whole, (B) the ability of the Borrower to repay its Secured Obligations when due, (C) the total capital cost of the Project or the performance or operations of the Project or (D) the Borrower’s rights in the Project, taken as a whole.

Article VIII MISCELLANEOUS
Section 8.01 Termination and Survival

(a) Subject to Section 2.03(b) and Section 8.01(b), this Agreement shall terminate with no other action or notice (i) with respect to the Initial Guarantors and Additional Guarantors, on the later to occur of the Economic Completion Date and the Goshute Challenge Resolution Date,  and (ii) with respect to the Continuing Guarantors and all other parties, on the Discharge Date.

(b) Notwithstanding anything in this Agreement to the contrary, Section 2.03(b),  Article III,  this Section 8.01(b),  Section 8.03, Section 8.05,  Section 8.06 and Section 8.07 shall survive any termination of this Agreement.  In addition, each representation and warranty made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by each Secured Party, regardless of any investigation made by such Secured Party on their behalf and notwithstanding that any Secured Party may have had notice or knowledge of any Prospective Event of Default or Event of Default at the time such representation or warranty is made, and shall continue in full force and effect as long as any Secured Obligation shall remain unpaid.

Section 8.02 No Waiver; Remedies

 No failure by any Secured Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 8.03 Expenses; Indemnity; Damage Waiver

(c) Costs and Expenses.  The Guarantors, jointly and severally, shall pay (i) all reasonable and documented out‑of‑pocket expenses incurred by the Secured Parties and their Affiliates (including the reasonable

NYDOCS02/1024806.8-24- Midway - Guaranty

and documented fees, charges and disbursements of legal counsel for the Arranger, the Agents and the Lenders; provided that the Guarantors will not be responsible for the payment of legal costs of more than one legal counsel in each of New York, Nevada and any other applicable jurisdiction) in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents to which any Guarantor is a party or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out‑of‑pocket expenses incurred by any Secured Party (including the fees, charges and disbursements of any legal counsel for any Secured Party), and shall pay all fees and time charges for attorneys who may be employees of any Secured Party, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents to which any Guarantor is a party, including its rights under this Section 8.03,  or (B) in connection with the Guaranteed Obligations, including all such out‑of‑pocket expenses in connection with any workout, restructuring or negotiations in respect of the Guaranteed Obligations.

(d) Indemnification by the Guarantors.  The Guarantors, jointly and severally, shall indemnify each Secured Party and each Related Party thereof (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any legal counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Sponsor or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document to which any Guarantor is a party or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of each Secured Party and its Related Parties only, the administration of this Agreement and the other Loan Documents to which any Guarantor is a party (including in respect of any matters addressed in Section 3.02) or (ii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party, by any Guarantor or by any director, shareholder or creditor of any Guarantor, and regardless of whether any Indemnitee is a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents to which any Guarantor is a party is consummated, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that

NYDOCS02/1024806.8-25- Midway - Guaranty

such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and non‑appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (B) result from a claim brought by any Guarantor against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Guarantor has obtained a final and non‑appealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  Without limiting the provisions of Section 3.02(c), this Section 8.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages or liabilities arising from any non‑Tax claim.

(e) Waiver of Consequential Damages, Etc.  To the fullest extent permitted by Applicable Law, no Guarantor nor any Secured Party shall assert, and each hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee or Guarantor, as applicable, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby or the transactions contemplated hereby or thereby.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and non‑appealable judgment of a court of competent jurisdiction.

(f) Payments. All amounts due under this Section 8.03 shall be payable not later than ten (10) Business Days after demand therefor.
Section 8.04 Right of Set‑off

If an Event of Default shall have occurred and be Continuing, each Secured Party and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Secured Party or any such Affiliate to or for the credit or the account of any Guarantor against any and all of the obligations of such Guarantor now or hereafter existing under this Agreement or any other Loan Document to such Secured Party, irrespective of whether or not such Secured Party shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Guarantor may be contingent or unmatured or are owed to a branch, office or Affiliate of such Secured Party different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such

NYDOCS02/1024806.8-26- Midway - Guaranty

right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.13 of the Credit Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Secured Party and their respective Affiliates under this Section 8.04 are in addition to other rights and remedies (including other rights of setoff) that such Secured Party or their respective Affiliates may have.  Each Secured Party agrees to notify each Guarantor, the Administrative Agent and the Collateral Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 8.05 Governing Law; Jurisdiction; Etc.

(g) Governing Law.   THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(h) Submission to Jurisdiction.   EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY SECURED PARTY, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR THE TRANSACTIONS RELATING HERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY SECURED

NYDOCS02/1024806.8-27- Midway - Guaranty

PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(i) Waiver of Venue.  EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 8.05.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(j) Immunity.  To the extent that any Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Guarantor hereby irrevocably and unconditionally waives such immunity in respect of its obligations under this Agreement and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section 8.05(d) shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

Section 8.06 Judgment Currency

(k) Obligation to Pay in Dollars.  The Guarantors’ obligations under this Agreement to make payment in Dollars (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt of the full amount of the Obligation Currency expressed to be payable under this Agreement or the other Loan Documents.  If, for the purpose of obtaining or enforcing judgment against any Guarantor in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the rate of exchange at which the Collateral Agent could purchase Dollars with such Judgment Currency in accordance with normal banking procedures in New York City, State of New York, United States, with respect to Dollars as of the day (or, if such day is not a Business Day, on the next succeeding

NYDOCS02/1024806.8-28- Midway - Guaranty

Business Day) on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(l) Additional Amounts.  If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due from any Guarantor,  such Guarantor covenants to pay, or cause to be paid, such additional amounts, if any (but, in any event, not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the applicable rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency that could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award against it at the rate of exchange prevailing on the Judgment Currency Conversion Date.  If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due that results in any Guarantor paying an amount in excess of that necessary to discharge or satisfy any judgment against it, the Secured Party receiving such excess shall transfer or cause to be transferred to such Guarantor the amount of such excess (net of any Taxes and reasonable and customary costs incurred in connection therewith).

(m) Determination of Amount.  For purposes of determining the applicable currency equivalent or other rate of exchange under this Section 8.06, such amount shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

Section 8.07 Waiver of Jury Trial

   EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.07.

Section 8.08 Severability

   If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

NYDOCS02/1024806.8-29- Midway - Guaranty

Section 8.09 Notices

(n) Subject to Section 8.09(b), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows:

(i) if to any Guarantor, to the address, facsimile number or electronic mail address specified for such Person in Schedule 1; and
(ii) if to the Collateral Agent or the Administrative Agent, to the address, facsimile number or electronic mail address specified for such Person in Schedule 15.02 to the Credit Agreement.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in Section 8.09(b) below, shall be effective as provided in such Section 8.09(b).

(o) Electronic Communications.

(i) The Administrative Agent, the Collateral Agent or any Guarantor may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(ii) Unless the Administrative Agent or the Collateral Agent otherwise prescribes, (A) notices and other communications sent to an e‑mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e‑mail or other written acknowledgement), and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e‑mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(p) Change of Address, Etc.  Each party to this Agreement may change its address, electronic mail address or facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.

NYDOCS02/1024806.8-30- Midway - Guaranty

Section 8.10 Benefits of Agreement

   This Agreement is for the benefit of the Secured Parties and their respective successors and assigns, and in the event of an assignment by the Secured Parties or their respective successors or assigns, of their interest in the Secured Obligations, or any part thereof, in accordance with the provisions of the Credit Agreement, the rights and benefits hereunder, to the extent applicable to the rights so assigned, may be transferred with such rights.

Section 8.11 Counterparts; Effectiveness

   This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement constitutes the entire contract among the parties relating to the subject matter herein and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.    Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.12 Amendments

   No amendment, modification or waiver of any provision of this Agreement nor consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent and the Collateral Agent, and shall be effective only in the specific instance and for the specific purpose for which given.

Section 8.13 Successors and Assigns

(q) Subject to Section 8.01, this Agreement shall be binding upon each Guarantor and its respective successors, assigns, heirs, executors, legal and personal representatives and shall not be discharged in whole or in part by the dissolution of such Guarantor.  Subject to Section 6.01(c), no Guarantor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Collateral Agent (acting on behalf of the Secured Parties), and any other attempted assignment or transfer by any Guarantor shall be null and void.

(r) Any Secured Party may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement to any other Person (subject to any limitations on assignments and transfers set forth in the Credit Agreement), and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party herein.

Section 8.14 USA PATRIOT Act Notice

 Each Secured Party that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Guarantor that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Guarantor, which information includes the name and address of such Guarantor and other information that will allow such Secured Party to identify such Guarantor in accordance with the Patriot Act.  Each Guarantor shall, promptly following a request by any Secured Party, provide all documentation and other information that such Secured Party reasonably requests in order to comply with its

NYDOCS02/1024806.8-31- Midway - Guaranty

ongoing obligations under applicable “know your customer” and anti‑money laundering rules and regulations, including the Patriot Act.

Section 8.15 Agent Protections

 The rights, benefits, privileges and protections conferred upon the Administrative Agent and the Collateral Agent in the Credit Agreement and the other Loan Documents are expressly incorporated herein by reference and shall extend to the Administrative Agent and the Collateral Agent as if such rights, benefits, privileges and protections were set forth in full herein.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

NYDOCS02/1024806.8-32- Midway - Guaranty

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

GEH (U.S.) HOLDING INC.,

as Initial Guarantor

By:  ____________________________________

Name: Bradley Blacketor

Title:   Treasurer

MDW GOLD ROCK LLP,

as Initial Guarantor

By: MDW-GR Holding Corp., its Managing Partner

By:  ___________________________________

Name: Bradley Blacketor

Title:   Treasurer

MDW‑GR HOLDING CORP.,

as Initial Guarantor

By:  ___________________________________

Name: Bradley Blacketor

Title:   Treasurer

MDW PAN HOLDING CORP.,

as Initial Guarantor

By:  ___________________________________

Name: Bradley Blacketor

Title:   Treasurer

NYDOCS02/1024806Signature PageMidway - Guaranty

MIDWAY GOLD CORP.,

as Continuing Guarantor

By:  ___________________________________

Name: Bradley Blacketor

Title:   Treasurer

MIDWAY EXPLORATION LLC,

as Initial Guarantor

      By: Midway Gold US Inc., its Sole Manager

By:  ___________________________________

Name: Bradley Blacketor

Title:   Treasurer

MIDWAY GOLD REALTY LLC,

as Initial Guarantor

      By: Midway Gold US Inc., its Sole Member

By:  ___________________________________

Name: Bradley Blacketor

Title:   Treasurer

MIDWAY GOLD ROCK MINE CO.,

as Initial Guarantor

By:  ___________________________________

Name: Bradley Blacketor

Title:   Treasurer

NYDOCS02/1024806Signature PageMidway - Guaranty

MIDWAY GOLD US INC.,

as Initial Guarantor

By:  ___________________________________

Name: Bradley Blacketor

Title:   Treasurer

MIDWAY PAN MINE CO.,

as Initial Guarantor

By:  ___________________________________

Name: Bradley Blacketor

Title:   Treasurer

MIDWAY SERVICES COMPANY,

as Continuing Guarantor

By:  ___________________________________

Name: Bradley Blacketor

Title:   Treasurer

MINE SERVICES LLC,

as Initial Guarantor

      By: Midway Gold US Inc., its Sole Member

By:  ___________________________________

Name: Bradley Blacketor

Title:   Treasurer

NYDOCS02/1024806Signature PageMidway - Guaranty

____________________,

as Initial Guarantor

      By: Midway Gold US Inc., its Sole Member and Authorized Person

By:  ___________________________________

Name: Bradley Blacketor

Title:   Treasurer

____________________,

as Initial Guarantor

      By: Midway Gold US Inc., its Sole Member   and Authorized Person

By:  ___________________________________

Name: Bradley Blacketor

Title:   Treasurer

NYDOCS02/1024806Signature PageMidway - Guaranty

COMMONWEALTH BANK OF AUSTRALIA,
as Administrative Agent and Collateral Agent

By:  ___________________________________

Name: Nicholas Rees

Title:   Director

NYDOCS02/1024806Signature PageMidway - Guaranty

GEH (B.C.) HOLDING INC.,

as Initial Guarantor

By:  ___________________________________

Name: Kenneth Brunk

Title:   President

GOLDEN EAGLE HOLDING INC.,

as Initial Guarantor

By:  ___________________________________

Name: Kenneth Brunk

Title:   President

MDW MINE ULC,

as Initial Guarantor

By:  ___________________________________

Name: Kenneth Brunk

Title:   Director

NYDOCS02/1024806Signature PageMidway - Guaranty